UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF CHIMERA STOCKHOLDERS

To be Held May 26, 2011

To the Stockholders of Chimera Investment Corporation:

We will hold the annual meeting of the stockholders of Chimera on May 26, 2011, at 11:00 a.m., New York time, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, to consider and vote on the following proposals:

●	election of three directors for a term of three years each;

●	approval of a non-binding advisory resolution on our executive compensation;

●	recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation;

●	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011; and

●	any other matters as may properly come before our annual meeting or any adjournment or postponement thereof.

We will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement of it by our board of directors.

Only our common stockholders of record at the close of business on March 30, 2011, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of it.  A complete list of our common stockholders of record entitled to vote at the annual meeting will be available for inspection during the 10 business days before the annual meeting at our executive offices during ordinary business hours for proper purposes.

Your vote is very important.  If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote soon after you receive these proxy materials, which explain how to vote via mail, phone or Internet.

ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the record date, and valid government-issued photo identification. The indicated portion of your proxy card or voter instruction card will serve as your admission ticket.

Our board of directors recommends that you vote:

“FOR” the election of each of the nominees as directors;

“FOR” approval of the non-binding advisory resolution on executive compensation;

“FOR EVERY THREE YEARS” with regard to the frequency of the shareowner vote to approve our executive compensation and

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

By Order of the Board of Directors,

A. Alexandra Denahan
Secretary

April 8, 2011
New York, New York

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting May 26, 2011. Our Proxy Statement and 2010 Annual Report to Stockholders are available at www.proxyvote.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	1
PROPOSAL 1 ELECTION OF DIRECTORS	7
Directors	7
Class I Directors	7
Class II Directors	8
Class III Directors	9
CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS
AND COMMITTEES	10
Corporate Governance	10
Board Oversight of Risk	10
Independence of Our Directors	11
Board Leadership Structure	11
Board Committees and Charters	11
MANAGEMENT	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF CHIMERA	17
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Compensation Committee Report	21
Summary Compensation Table	22
Grants of Plan Based Awards in 2010	22
Outstanding Equity Awards at Fiscal Year-End	23
Options Exercised and Stock Vested	23
Pension Benefits	24
Nonqualified Deferred Compensation	24
Potential Payments Upon Termination Of Employment	24
Potential Post-Employment Payments and Payments on a Change in Control	24
Compensation Policies and Practices as They Relate to Risk Management	24
COMPENSATION OF DIRECTORS	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	28
EQUITY COMPENSATION PLAN INFORMATION	28
REPORT OF THE AUDIT COMMITTEE	29
PROPOSAL 2 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING
EXECUTIVE COMPENSATION	31
PROPOSAL 3 APPROVAL OF A NON-BINDING ADVISORY RESOLUTION ON THE
FREQUENCY OF STOCKHOLDER VOTING ON OUR EXECUTIVE
COMPENSATION	32
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	33
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34
ACCESS TO FORM 10-K	34
STOCKHOLDER PROPOSALS	34
OTHER MATTERS	35
WHERE YOU CAN FIND MORE INFORMATION	35

i

CHIMERA INVESTMENT CORPORATION
1211 AVENUE OF THE AMERICAS, SUITE 2902
NEW YORK, NEW YORK 10036
______________________

2011 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

Chimera Investment Corporation (“we”, “our” or “us”) is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2011 annual meeting of stockholders. We will hold the annual meeting at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, on Thursday, May 26, 2011 at 11:00 a.m. New York time, and any postponements or adjournments thereof. We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April 15, 2011.  Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of three directors, Paul Donlin, Mark Abrams and Gerard Creagh, for terms of three years;

	(2)	Approval of a non-binding advisory resolution on our executive compensation;

	(3)	A recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation; and

	(4)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Q:	How does the board of directors recommend that I vote on these proposals?

A:	Our board of directors recommends that you vote:

	(1)	“FOR” the election of each of the nominees as directors;

	(2)	“FOR” approval of the non-binding advisory resolution on executive compensation;

	(3)	“FOR EVERY THREE YEARS” with regard to the frequency of the shareowner vote to approve our executive compensation; and

	(4)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

Q:	Will our External Manager be present at the Meeting?

A:	Fixed Income Discount Advisory Company, which we refer to as our Manager or FIDAC, will be present at the meeting.

Q:	Who is entitled to vote at the meeting?

A:	Only common stockholders of record as of the close of business on March 30, 2011, the record date, are entitled to vote at the meeting.

Q:	What quorum is required for the meeting?

A:
A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy.  Since there were 1,027,107,362 eligible votes as of the record date, we will need at least 513,553,682 votes present in person or by proxy at the annual meeting for a quorum to exist.  If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

A:		Proposal	Vote Required	Discretionary Voting Allowed?

	(1)	Election of directors	Plurality	No

	(2)	Advisory vote on our executive	Majority	No
compensation

	(3)	Advisory vote for the frequency of advisory	Plurality	No
votes on our executive compensation

	(4)	Ratification of the appointment of Deloitte	Majority	Yes
& Touche LLP

“Majority” means, with regard to the advisory resolution on our executive compensation and the ratification of the appointment of Deloitte & Touche LLP, a majority of the votes cast at the annual meeting.

“Plurality” means (a) regard to the election of directors, that the three nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected. and (b) with regard to the advisory vote on the frequency of the shareowner vote on executive compensation, the option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the New York Stock Exchange rules to vote the beneficial owner’s shares, the affected shares are referred to as broker “non-votes.”

Q:	What is the effect of abstentions and broker “non-votes”?

A:
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory resolution on our executive compensation (Proposal No. 2), the advisory vote for the frequency of advisory votes on our executive compensation (Proposal No. 3) and the ratification of the appointment of Deloitte & Touche LLP (Proposal No. 4).

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	Properly executed proxies that do not contain voting instructions will be voted as follows:

(1)	Proposal 1: FOR the election of directors;

(2)	Proposal 2: FOR the approval of a non-binding advisory resolution on our executive compensation;

(3)	Proposal 3: FOR EVERY THREE YEARS with regard to the frequency of the shareowner vote to approve our executive compensation; and

(4)	Proposal 4: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

The individuals named as proxies by a stockholder may vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the annual meeting.  If, however, other matters are properly presented at the annual meeting, the individuals named as proxies will vote in accordance with the recommendation of our board of directors.

Q:	What do I do if I want to change my vote?

A:
You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the annual meeting and voting in person.  You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy.  Attendance at the annual meeting without voting will not itself revoke a proxy.

Q:	How will voting on any other business be conducted?

A:
Other than the four proposals described in this proxy statement, we know of no other business to be considered at the annual meeting.  If any other matters are properly presented at the meeting, your signed proxy card authorizes Matthew Lambiase, our Chief Executive Officer and President, and A. Alexandra Denahan, our Secretary, to vote on those matters according to their best judgment.

Q:	Who will count the vote?

A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.

Q:	Who can attend the annual meeting?

A:
All stockholders of record as of March 30, 2011 can attend the annual meeting, although seating is limited.  If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email us at investor@chimerareit.com, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker).

In addition, you must bring valid, government-issued photo identification, such as a driver’s license or a passport.  If you plan to attend, please check the box on your proxy card and return it as directed on the proxy card.  In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the record date prior to being admitted to the annual meeting.  If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, or similar evidence of ownership.  If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Security measures will be in place at the meeting to help ensure the safety of attendees.  Metal detectors similar to those used in airports may be located at the entrance to the auditorium and briefcases, handbags and packages may be inspected.  No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting.  Anyone who refuses to comply with these requirements will not be admitted.

Q:	How will we solicit proxies for the annual meeting?

A:
We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders.  We will pay the expenses incurred in connection with the printing and mailing of this proxy statement.  In addition to solicitation by mail, the directors, officers and our employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile or other electronic means or in person.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.  We will bear the total cost of soliciting proxies.

Stockholders have the option to vote over the internet or by telephone.  Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

Q:	What is “Householding” and does Chimera do this?

A:
Householding is a procedure approved by the Securities and Exchange Commission under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies.  We engage in this practice, which is known as “householding,” as it reduces our printing and postage costs.  However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (646) 454-3759, and we will promptly deliver to the stockholder the requested annual report or proxy statement.  If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner.  If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Q:	Could the Annual Meeting be postponed or adjourned?

A:
If a quorum is not present or represented, our bylaws permit a majority of stockholders entitled to vote at the annual meeting, present in person or represented by proxy, to postpone or adjourn the meeting, without notice other than an announcement.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Chimera Investment Corporation
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (646) 454-3759
Facsimile: (212) 696-9809
Email: investor@chimerareit.com
Attention:  Investor Relations

PROPOSAL 1
ELECTION OF DIRECTORS

At the annual meeting, the stockholders will vote to elect three Class I directors, whose terms will expire at our annual meeting of stockholders in 2014, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

The persons named in the enclosed proxy will vote to elect Paul Donlin, Mark Abrams and Gerard Creagh as Class I directors, unless you withhold the authority of these persons to vote for the election of any or all of the nominees by marking the proxy to that effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PAUL DONLIN, MARK ABRAMS AND GERARD CREAGH AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2014 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.  THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Directors

We have three classes of directors.  Our Class I directors to be elected at this year’s meeting will serve until our annual meeting of stockholders for 2014.  Our Class II directors serve until our annual meeting of stockholders in 2012 and our Class III directors serve until our annual meeting of stockholders for 2013.  Set forth below are the names and certain information on each of our directors.

Class I Directors

Paul Donlin, age 49, was appointed as one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors on November 15, 2007.  Mr. Donlin left Citigroup after a career that spanned 21 years.  For the previous 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income.  Earlier in his career at Citigroup, Mr. Donlin managed the Structured Finance and Advisory Unit of Citigroup’s Private Bank.  None of the corporations or organization that have employed Mr. Donlin during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Donlin has an M.B.A. from Harvard University and a Bachelors Degree from Georgetown University.

The Board believes that Mr. Donlin’s qualifications include, among other things, his significant experience in the residential mortgage-backed securities market from his years of management and oversight of securitization activities and his expertise in financial matters.

Mark Abrams, age 62, was appointed as one of our Class I Directors on November 15, 2007.  Mr. Abrams has served as Chief Investment Officer of the Presidential Life Insurance Company since November 2003 and as Executive Vice President since 2005.  He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2005.  Before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994.  Mr. Abrams currently serves as a director of Presidential Life Insurance Company.  None of the corporations or organizations that have employed Mr. Abrams during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Abrams has a Bachelors Degree from Hobart College.

The Board believes that Mr. Abrams’s qualifications include, among other things, his experience as a chief investment officer and his prior board experience with other companies.

Gerard Creagh, age 52, was appointed as one of our Class I Directors effective as of April 1, 2010 to fill a vacancy on the board of directors.  From September 2005 through his retirement in April 2010, Mr. Creagh served as the president and a member of the board of directors of Duff & Phelps Corporation.  From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC.  Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor's Corporate Value Consulting practice.  Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader.  Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand.  None of the corporations or organizations that have employed Mr. Creagh during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Creagh received Bachelors Degree and Masters Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University's Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s qualifications include, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies.

Class II Directors

Paul A. Keenan, age 44, was appointed as one of our Class II Directors on November 15, 2007.  Mr. Keenan has been a partner in the law firm of Kelley Drye and Warren LLP since 2002 and specializes in real estate finance.  None of the corporations or organizations that have employed Mr. Keenan during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Keenan has a J.D. from Seton Hall University and a B.A. from Rutgers, the State University of New Jersey.

The Board believes that Mr. Keenan’s qualifications include, among other things, his experience as a law firm partner specializing in real estate finance and his knowledge of the real estate finance industry.

Matthew Lambiase, age 44, has served as our President and Chief Executive Officer, and one of our Class II Directors since August 2007.  He is Managing Director and Head of Business Development for Annaly Capital Management, Inc., or Annaly, and our Manager, and a member of our Manager’s Investment Committee.  He joined these companies in June 2004.  Before joining Annaly and FIDAC, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc.  Over his 11 year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors.  Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group.  Mr. Lambiase has been during the past five years and is currently employed at Annaly and our Manager.  Mr. Lambiase has a Bachelors Degree in Economics from the University of Dayton.

The Board believes that Mr. Lambiase’s qualifications include, among other things, his significant industry knowledge and experience and his current position as our Chief Executive Officer and President provides him with knowledge of our long term strategy and operations.

Dennis M. Mahoney, age 69, was appointed as one of our Class II Directors effective as of April 1, 2010 to fill a vacancy on the board of directors.  Before retiring in 2007, Mr. Mahoney was Senior Vice President of Columbia Bank and was responsible for the development and expansion of alternative investment products.  Prior to joining Columbia Bank in 1994, Mr. Mahoney was Executive Vice President and Chief Operating Officer of First Atlantic Savings.  Mr. Mahoney joined First Atlantic Savings in 1988 from Carteret Savings Bank.  None of the corporations or organizations that have employed Mr. Mahoney during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Mahoney received a Bachelors Degree in Economics and Business Administration from Roanoke College.

The Board believes that Mr. Mahoney’s qualifications include, among other things, his significant knowledge of the banking and investment industry and his experience as an executive in the financial services industry.

Class III Directors

Jeremy Diamond, age 47, has served as a Class III Director since August 2007.  He is also a Managing Director for FIDAC and Annaly and a member of our Manager’s Investment Committee.  He joined Annaly and FIDAC in March 2002.  From 1990 to 2002 he was President of Grant’s Financial Publishing, a financial research company and publisher of Grant’s Interest Rate Observer.  In addition to his responsibilities as principal business executive, Mr. Diamond conducted security analysis and financial market research.  Mr. Diamond began his career as an analyst in the investment banking group at Lehman Brothers.  Mr. Diamond has been during the past five years and is currently employed at Annaly and our Manager.  Mr. Diamond has an M.B.A. from the Anderson School at UCLA and a Bachelors Degree from Princeton University.

The Board believes that Mr. Diamond’s qualifications include, among other things, his experience at Annaly and our Manager and knowledge of the fixed income and mortgage-backed securities markets.

John P. Reilly, age 62, was appointed as one of our Class III Directors effective as of April 1, 2010 to fill a vacancy on the board of directors.  Mr. Reilly co-founded and is President and Chief Executive Officer of Keltic Financial Services, LLC, a privately owned finance company providing asset based loans to small and medium sized companies.  Prior to founding Keltic Financial Services, LLC in 1999, Mr. Reilly was Global Product Head for Capital Markets, Credit, Corporate Finance and Real Estate in Citicorp’s Private Banking Group.  Since June 2001, Mr. Reilly has served as a director of ScanSource, Inc.  None of the corporations or organizations that have employed Mr. Reilly during the past five years is a parent, subsidiary or other affiliate of us.  Mr. Reilly has an M.B.A. from Fairleigh Dickinson University, Rutherford, New Jersey, and a Bachelors Degree from Kings College, Wilkes-Barre, Pennsylvania.

The Board believes that Mr. Reilly’s qualifications include, among other things, his knowledge of the finance industry and prior experience as a director of another company.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE,
BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices.  We have adopted a number of written policies, including corporate governance guidelines, code of business conduct and ethics, and charters for our audit committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The board of directors is responsible for overseeing our risk management practices and committees of the board of directors assist it in fulfilling this responsibility.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the audit committee reviews with management our risk management program which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans.  In 2010, our full board of directors participated in this review and discussion and expects to continue this practice as part of its role in the oversight of our risk management practices.  In addition, our Manager’s employees report to the audit committee on various matters related to our risk exposures on a regular basis or more frequently if appropriate.  At their discretion, members of the board of directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

Our board of directors reviewed with the compensation committee its compensation policies and practices applicable to our Manager that could affect our assessment of risk and risk management.  Following such review, our board of directors determined that our compensation policies and practices, pursuant to which we pay no cash compensation to our Manager’s employees since they are compensated by our Manager, do not create risks that are reasonably likely to have a material adverse effect on us.  Our board of directors also considered that while we may grant our Manager’s employees equity awards, such grants align their interests with our interests and do not create risks that are reasonably likely to have a material adverse effect on us.  As part of its risk assessment and management activities going forward, our compensation committee also determined that our compensation committee would undertake an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our full board of directors.

Independence of Our Directors

New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management.  The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent.  We have adopted independence standards consistent with New York Stock Exchange rules.  Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management.  Our board of directors, based upon the fact that none of our non-employee directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that six of our directors are independent directors under New York Stock Exchange rules.  Our independent directors are Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan, Dennis M. Mahoney and John P. Reilly.  Jeremy Diamond and Matthew Lambiase are not considered independent because they are employees of our Manager.

Board Leadership Structure

We have separated the roles of principal executive officer and chairman of the board.  Our principal executive officer is Matthew Lambiase, who is our Chief Executive Officer, President and a Director.  Our chairman of the board of directors is Paul Donlin, who is an independent director.  The board of directors believes this allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Board Committees and Charters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.   This code is applicable to all our employees, officers and directors, as well as to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

Other Charters

Our compensation committee, audit committee and nominating and corporate governance committee have also adopted written charters which govern their conduct.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Principles, Compensation Committee Charter, Audit Committee Charter and Nominating and Corporate Governance Committee Charter are available on our website (www.chimerareit.com).  We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Keenan chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of our officers;

●	evaluate the performance of our Manager;

●	review the compensation and fees payable to our Manager under our management agreement;

●	recommend to the board of directors the compensation for our independent directors; and

●	administer the issuance of any securities under our equity incentive plan to our executives or the employees of our Manager.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

             Audit Committee

Our board of directors has established an audit committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Abrams chairs our audit committee as our board of directors has determined that Mr. Abrams is an audit committee financial expert, as that term is defined by the SEC.  Each of the members of the audit committee is “financially literate” under the rules of the NYSE.  The committee assists the board in overseeing:

●	our accounting and financial reporting processes;

●	the integrity and audits of our consolidated financial statements;

●	our compliance with legal and regulatory requirements;

●	the qualifications and independence of our independent registered public accounting firm; and

●	the performance of our independent registered public accounting firm.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our board of directors has determined that all of the directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules.  The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of each of our independent directors, Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  Mr. Donlin chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders.  It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees.  It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board.  In addition, the nominating and corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Our board of directors has determined that all of the directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its recommendations to the board of directors:  background, skills, expertise, accessibility and availability to serve effectively on the board of directors.  Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates.  Although the nominating and corporate governance committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the board of directors. Additionally, the committee believes that it is critical to have a board of directors with diverse backgrounds in various areas as this contributes to our success and is in the best interests of our stockholders.  The nominating and corporate governance committee will consider nominees recommended by our stockholders.  These recommendations should be submitted in writing to our Secretary.

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director.  Candidates may come to the attention of our nominating and corporate governance committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee, and may be considered at any point during the year. As described above, our nominating and corporate governance committee considers properly submitted stockholder nominations for candidates for the board of directors.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.  In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the board of directors, committees of the board of directors and individual directors by mailing those communications to:

Chimera Investment Corporation
[Addressee*]
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (646) 454-3759
Facsimile: (212) 696-9809
Email: investor@chimerareit.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors
*	Compensation Committee of the Board of Directors
*	Nominating and Corporate Governance Committee of the Board of Directors
*	Non-Management Directors
*	Name of individual director

These communications are sent by us directly to the specified addressee.

We require each member of the board of directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director.

            Board and Committee Meetings

Our board of directors held nineteen meetings in 2010.  During 2010, the compensation committee held two meetings, the audit committee held five meetings, and the nominating and corporate governance committee held two meetings.  Each director attended at least 75% of the aggregate number of meetings held by our board of directors during the portion of the last fiscal year for which he was a director.   Each director attended at least 75% of the aggregate number of meetings of each committee on which the director served during the portion of the last fiscal year for which he was a committee member, except that John P. Reilly attended two of the three audit committee meetings that were held during the portion of the last fiscal year for which he was a committee member.

Meetings of Non-Management Directors

            Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors.  These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Paul Donlin or Mark Abrams. During 2010, our non-management directors had two meetings.

MANAGEMENT

The following sets forth certain information with respect to our named executive officers:

Name	Age	Position Held with Us
Matthew Lambiase	44	Chief Executive Officer, President and Director
Christian J. Woschenko	50	Head of Investments
William B. Dyer	64	Head of Underwriting
A. Alexandra Denahan	40	Chief Financial Officer and Secretary

Biographical information on Mr. Lambiase is provided above. Certain biographical information for Mr. Woschenko, Mr. Dyer and Ms. Denahan is set forth below.

Christian J. Woschenko is our Manager’s Executive Vice President and serves as our Head of Investments.  Before joining FIDAC in August 2007, Mr. Woschenko worked at PHH Mortgage since 2005 with responsibilities for arranging, modeling and pricing the securitizations of their non-Agency residential mortgage production.  He was a member of both PHH’s Credit Committee and Interest Rate Risk Committee.  Previously, Mr. Woschenko was employed as Senior Mortgage Credit Trader at RBC Capital, Senior Asset Backed Securities Banker at BB&T Capital Markets and as a Principal in Mortgage Trading at Mariner Capital Management.  Mr. Woschenko has a Bachelors Degree in Accounting from Widener University.

William B. Dyer is our Manager’s Executive Vice President and serves as our Head of Underwriting.  Before joining FIDAC in August 2007, Mr. Dyer was Vice President, Credit Risk Management for PHH Mortgage Corporation from 1997 where his responsibilities included supervision of the Credit Solutions Department.  Mr. Dyer was Vice President at the Fixed-Income Division of Nomura Asset Capital Corporation from 1994 to 1997, where he managed deal-related activities critical for the securitization or sale of the mortgage loans.  Mr. Dyer has an M.B.A. from St. John’s University and a Bachelor of Science from St. Francis College.

A. Alexandra  Denahan is our Chief Financial Officer and Secretary, and the Controller of Annaly and FIDAC.  Before joining Annaly and FIDAC in October 2002, Ms. Denahan was a business consultant in Fort Lauderdale, Florida.  Ms. Denahan has an M.B.A. and Bachelors Degree in Accounting from Florida Atlantic University.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information as of March 30, 2011 relating to the beneficial ownership of our common stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group.  Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended.  Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.  Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Matthew Lambiase(1)	415,000	*
Christian J. Woschenko(2)	138,973	*
William B. Dyer(3)	79,649	*
A. Alexandra Denahan(4)	70,000	*
Mark Abrams(5)	110,196	*
Gerard Creagh(6)	105,670	*
Jeremy Diamond(7)	81,524	*
Paul Donlin(8)	792,640	*
Paul A. Keenan(9)	118,149	*
Dennis M. Mahoney(10)	9,212	*
John P. Reilly(11)	50,109	*
All Directors and Officers As a Group	1,963,622	*
Capital Research Global Investors(12)	64,907,400	6.3%
Wells Fargo and Company(13)	53,572,161	5.2%

___________
*	Less than 1 percent.

(1)
Mr. Lambiase, our Chief Executive Officer, President and one of our directors, is the beneficial owner of 90,000 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008.  Includes 29,250 shares of restricted common stock that have vested as of March 30, 2011; 2,250 shares of restricted common stock that will vest within 60 days after March 30, 2011; and 58,500 shares which vest more than 60 days after March 30, 2011.

(2)
Mr. Woschenko, our Head of Investments, is the beneficial owner of 88,973 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008.  Includes 29,250 shares of restricted common stock that have vested as of March 30, 2011; 2,250 shares of restricted common stock that will vest within 60 days after March 30, 2011; 58,500 shares which vest more than 60 days after March 30, 2011.

(3)
Mr. Dyer, our Head of Underwriting, is the beneficial owner of 69,649 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008.  Includes 22,750 shares of restricted common stock that have vested as of March 30, 2011; 1,750 shares of restricted common stock that will vest within 60 days after March 30, 2011; and 45,500 shares which vest more than 60 days after March 30, 2011.

(4)
Ms. Denahan, our Chief Financial Officer and Secretary, is the beneficial owner of 70,000 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008.  Includes 22,750 shares of restricted common stock that have vested as of March 30, 2011; 1,750 shares of restricted common stock that will vest within 60 days after March 30, 2011; and 45,500 shares which vest more than 60 days after March 30, 2011.

(5)	Mr. Abrams is one of our directors.
(6)	Mr. Creagh is one of our directors.
(7)
Mr. Diamond, one of our directors, is the beneficial owner of 68,524 shares of restricted common stock issued under our equity incentive plan which vests in equal installments on the first business day of each fiscal quarter over a period of ten years beginning on January 2, 2008.  Includes 22,750 shares of restricted common stock that have vested as of March 30, 2011; 1,750 shares of restricted common stock that will vest within 60 days after March 30, 2011; and 45,500 shares which vest more than 60 days after March 30, 2011.

(8)	Mr. Donlin is one of our directors.
(9)	Mr. Keenan is one of our directors.
(10)	Mr. Mahoney is one of our directors.
(11)	Mr. Reilly is one of our directors. Includes 7,500 shares of common stock held by a member of Mr. Reilly’s immediate family.
(12)
The address for this stockholder is 333 South Hope Street, Los Angeles, CA 90071.  Based solely on information contained in a Schedule 13G/A filed on February 9, 2011.  The Schedule 13G/A reports that Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), is deemed to be the beneficial owner of 64,907,400 shares of shares of our common stock as a result of CRMC acting as investment adviser to various investment companies.

(13)
The address for this stockholder is 420 Montgomery Street, San Francisco, CA 94104. Based solely on information contained in a Schedule 13G/A filed on January 20, 2011.  The Schedule 13G/A reports that Wells Fargo and Company has the sole voting power over 49,393,497of the shares, shared voting power over 71,090 of the shares, sole dispositive power over 53,090,516 of the shares, and shared dispositive power over  78,849 of the shares of common stock.  The Schedule 13G/A reports that the filing is made by Wells Fargo & Company on its own behalf and on behalf of Wells Capital Management Incorporated; Wells Fargo Bank, N.A.; Wells Fargo Advisors Financial Network, LLC; Wells Fargo Investments, LLC , Wells Fargo Advisors, LLC and Wells Fargo Funds Management, LLC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally.

Overview of Compensation Program and Philosophy

           We have no employees. We are externally managed by our Manager pursuant to a management agreement between our Manager and us. All of our named executive officers are employees of our Manager. We have not paid, and do not intend to pay, any cash compensation to our named executive officers.  We do not provide our named executive officers with pension benefits, perquisites or other personal benefits to them.  We have no arrangements to make cash payments to our named executive officers upon their termination from service as our officers.  While we do not pay our named executive officers any cash compensation, our Compensation Committee may grant our named executive officers equity awards intended the align their interests with our interests.

Cash and Other Compensation

        Our named executive officers and other personnel who conduct our regular business are employees of our manager. Accordingly, we do not pay or accrue any salaries or bonuses to our officers.

Equity-Based Compensation

Our Compensation Committee may, from time to time, grant equity awards in the form of restricted stock, stock options or other types of awards to our named executive officers pursuant to our equity incentive plan. These awards are designed to align the interests of our named executive officers with those of our stockholders, by allowing our named executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years, and are designed to promote the retention of management and to achieve strong performance for our company. These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

We believe our compensation policies are particularly appropriate since we are an externally managed real estate investment trust, or REIT.  REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends.  As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and book value.  Accordingly, we want to provide an incentive to our directors and management that rewards success in achieving these goals.  Since we do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our Manager’s employees with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.  Additionally, we believe that equity-based awards are consistent with our stockholders’ interest in book value growth as these individuals will be incentivized to grow book value for stockholders over time.  We believe that this alignment of interests provides an incentive to our Manager’s employees to implement strategies that will enhance our long-term performance and promote growth in dividends and growth in book value.

Our equity incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options.  The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant.  The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.  Options become vested and exercisable in installments and the exercisability of options may be accelerated by the compensation committee.

Our equity incentive plan also permits the granting of shares of our common stock in the form of restricted common stock.  A restricted common stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant.  The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.

We may also grant unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, under our equity incentive plan.  The compensation committee may also grant shares of our common stock, stock appreciation rights, dividend equivalent rights, and other stock and non-stock-based awards under the equity incentive plan.  These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain goals or continued employment with us through a specific period.  Each award under the plan may not be exercisable more than 10 years after the date of grant.

Our equity incentive plan provides that the compensation committee has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding options and awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the equity incentive plan if there is a change in control of us.

The compensation committee does not use a specific formula to calculate the number of equity awards and other rights awarded to executives under our equity incentive plan.  The compensation committee does not explicitly set future award levels/opportunities on the basis of what the executives earned from prior awards. While the compensation committee will take past awards into account, it will not solely base future awards in view of those past awards.  Generally, in determining the specific amounts to be granted to an individual, the compensation committee will take into account factors such as the individual’s position, his or her contribution to our company, market practices as well as the recommendations of our Manager.

We have not and do not intend to either backdate stock options or grant stock options retroactively.  Presently, we do not have designated dates on which we grant stock option awards.  We do not intend to time stock options grants with our release of material nonpublic information for the purpose of affecting the value of executive compensation.

We have designed our compensation policy in an effort to provide the proper incentives to our Manager’s employees to maximize our performance in order to serve the best interests of our stockholders.  We seek to achieve this objective through the granting of restricted stock under our equity incentive plan.  Consistent with our view that this component of compensation is designed to provide long term incentives, we expect the restricted stock to vest in equal installments over four, five or ten year periods from the date of grant.  Consistent with the foregoing, all grants of restricted stock we made in 2008 have a vesting period of ten years.

Tax Considerations

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid to the chief executive officer and next four highest compensated executive officers to the extent that compensation of a particular executive exceeds $1 million in any one year.  There are certain exceptions for qualified performance-based compensation in accordance with the Code and corresponding regulations. We expect our equity plan awards paid to our executive officers will qualify as performance-based compensation deductible for federal income tax purposes under Section 162(m), but do not expect any non-performance based equity awards such as time vested restricted stock or stock units to qualify for such treatment. However, given the fact that we are presently externally managed by our external manager and the only compensation that currently may be paid to our executive officers are long-term incentive awards pursuant to our equity incentive plan, it is unlikely that Section 162(m) will have any material effect on us.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul A. Keenan, Chair
Mark Abrams
Gerard Creagh
Paul Donlin
Dennis M. Mahoney
John P. Reilly

Summary Compensation Table

We do not provide any of our executive officers with any cash compensation or bonus.  Nor do we provide any executive officers with pension benefits or nonqualified deferred compensation plans.  We granted shares of restricted stock to our named executive officers during the year ended December 31, 2008.  We have not entered into any employment agreements with any persons, and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The following table lists the annual compensation for our named executive officers relating to equity awards received from us. As noted above, the only compensation that we provide for named executive officers is long term equity compensation pursuant to our equity incentive plan.

Name and Principal Position	Year	Stock Awards (1)	Total
Matthew Lambiase	2010	$-	$-
Chief Executive Officer,	2009	$-	$-
President and Director	2008	$1,594,800	$1,594,800

Christian Woschenko	2010	$-	$-
Head of Investments	2009	$-	$-
	2008	$1,594,800	$1,594,800

William Dyer	2010	$-	$-
Head of Underwriting	2009	$-	$-
	2008	$1,240,400	$1,240,400

A. Alexandra Denahan	2010	$-	$-
Chief Financial Officer and	2009	$-	$-
Secretary	2008	$1,240,400	$1,240,400

_________________
●
The columns for “Salary,” “Bonus,” “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” have been omitted because they are not applicable.

(1)
For amounts under the column “Stock Awards,” we disclose the expenses associated with the award measured in dollars and calculated in accordance with FASB ASC Topic 505, as required by SEC regulations. The FASB ASC Topic 505 fair value per share of the restricted stock is the closing price on the date of grant, or $17.72 per share.

Grants of Plan Based Awards in 2010

We did not grant any shares of restricted stock, options or other incentive compensation to our named executive officers during the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2010.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested($)(2)
Matthew Lambiase	63,000	$258,930
Christian Woschenko	63,000	$258,930
William Dyer	49,000	$201,390
A. Alexandra Denahan	49,000	$201,390

__________________
●	The columns for “Option Awards” have been omitted because they are not applicable.

(1)
Reflects a restricted stock award granted to the named executive officer on January 2, 2008, which vests in equal installments on the first business day of each fiscal quarter over a period of 10 years beginning January 2, 2008.

(2)	Reflects fair value of unvested shares using December 31, 2010 closing price of $4.11.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to our named executive officers regarding options exercised and stock vested during the calendar year 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Matthew Lambiase	9,000	$34,560
Christian Woschenko	9,000	$34,560
William Dyer	7,000	$26,880
A. Alexandra Denahan	7,000	$26,880
__________________
(1)	Reflects fair value of vested shares using closing price on date of vesting.

Pension Benefits

We do not provide any of our named executive officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

Potential Post-Employment Payments and Payments on a Change in Control

None of our named executives has the right to terminate employment and receive severance payments from us and we are not required to make payments to an executive upon a change of control of us.   However, all unvested shares of restricted stock we have granted under our equity incentive plan will vest immediately upon the executive’s death.   The following table presents the potential value our named executive officers would be entitled to in connection with such vesting and assumes that the triggering event took place on December 31, 2010.

Name	Benefit	Termination with Cause or Voluntary Termination	Termination without Cause or for Good Reason	Death or Disability	Other Post Employment Obligations
Matthew Lambiase	Stock vesting	$-	$-	$258,930	$-
Christian Woschenko	Stock vesting	$-	$-	$258,930	$-
William Dyer	Stock vesting	$-	$-	$201,390	$-
A. Alexandra Denahan	Stock vesting	$-	$-	$201,390	$-
__________________
(1)	We have valued the benefit based on the potential gain executives would have realized if the restricted stock had vested on December 31, 2010.

Compensation Policies and Practices as They Relate to Risk Management

We did not pay any compensation of any sort to our named executive officers and did not have any employees during the year ended December 31, 2010 and, therefore, our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  We pay our Manager a management fee that is a percentage of our stockholders’ equity.  This management fee is not tied to our performance and, as a result, we believe this management fee is not reasonably likely to have a material adverse effect on us.  We have designed our compensation policies and practices and the incentives established by the policies and practices, as such policies and practices relate to or affect risk taking by our Manager on our behalf, in a manner that we believe will not cause our Manager to seek to make higher risk investments as the compensation payable to our Manager avoids placing undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher management fees.  We have designed our compensation policy in an effort to provide the proper incentives to our Manager’s employees to maximize our performance in order to serve the best interests of our stockholders.  Our board of directors monitors our compensation policies and practices to determine whether its risk management objectives are being met with respect to incentivizing our Manager’s employees.

COMPENSATION OF DIRECTORS

Pursuant to our compensation policies and program for directors, we compensate only those directors who are independent under the NYSE listing standards.  Any member of our board of directors who is also an employee of our Manager is referred to as an excluded director.  Each excluded director does not receive additional compensation for serving on our board of directors.

Our compensation program for non-employee directors currently provides for a $55,000 annual cash retainer and $500 per board or committee meeting attended in person ($250 if attended telephonically).  The Chair of our Audit Committee also received an additional annual retainer of $10,000.  We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.  Our non-excluded directors are eligible to receive restricted common stock, option and other stock-based awards under our equity incentive plan.  Directors are permitted, although not required, to receive stock in lieu of cash.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Deferred Compen-sation Earnings	All Other Compen- sation	Total
Mark Abrams(1)	$61,750	$45,000	-	-	-	-	$106,750
Gerard Creagh(1)	$38,000	$33,750	-	-	-	-	$71,750
Paul Donlin(1)	$52,250	$45,000	-	-	-	-	$97,250
Paul A. Keenan(1)	$51,750	$45,000	-	-	-	-	$96,750
Dennis M. Mahoney	$37,750	$33,750	-	-	-	-	$71,500
John P. Reilly(1)	$37,750	$33,750	-	-	-	-	$71,500
__________________
(1)	Elected to receive common stock in lieu of cash payment for Board of Director fees earned during 2010.
(2)
For amounts under the column “Stock Awards,” we disclose the expenses associated with the award measured in dollars and calculated in accordance with FASB ASC Topic 505, as required by SEC regulations. The FASB ASC Topic 505 fair value per share of the restricted stock is the closing price on the date of grant, or $4.11 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

Management Agreement

We entered into a management agreement with FIDAC, our Manager, in connection with our initial public offering.  The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors.  The management agreement has an initial term that ended December 31, 2010, with automatic, one-year renewals at the end of each calendar year following the initial term, subject to approval by our independent directors.

We pay our Manager a management fee quarterly in arrears in an amount equal to 1.50% per annum, calculated quarterly, of our stockholders’ equity.  For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from any issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of such quarter  (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, and less any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income).  This amount is adjusted to exclude one-time events pursuant to changes in generally accepted accounting principles in the United States, or GAAP, and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors.  The management fee will be reduced, but not below zero, by our proportionate share of any CDO management fees FIDAC receives in connection with the CDOs in which we invest, based on the percentage of equity we hold in such CDOs.  The management fee is payable independent of the performance of our investment portfolio.  If we invest in any collateralized debt obligation or investment fund managed by our Manager or any of its affiliates, then the annual management fee payable by us to our Manager is reduced by an amount equal to the management fee allocable to the equity supporting our investment in such collateralized debt obligation or investment fund, except in cases where our Manager or any of its affiliates does not receive a fee in connection with the management of such collateralized debt obligation or investment fund.

For the year ended December 31, 2010 our Manager earned a management fee of $40.9 million.  We also paid our Manager $465,000, which was our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Restricted Stock Grants

We granted 116,244 shares of stock to our independent directors during the year ended December 31, 2010 which vested immediately.  During the year ended December 31, 2010, 146,400 shares of restricted stock we had awarded to our Manager’s employees during 2008 vested and 21,070 shares were forfeited or cancelled.  At December 31, 2010 there are approximately 885,000 unvested shares of restricted stock issued to employees of our Manager’s employees.

Financing Arrangements with RCap

In September 2009, we entered into a residential mortgage-backed securities repurchase agreement with RCap.  This agreement contains customary representations, warranties and covenants.  Until April 30, 2010, we were borrowing $93.6 million under this repurchase agreement. Since then, we have not borrowed any amounts under this agreement.  We have been in compliance with all covenants of this agreement since we entered into this agreement.

Other Relationships

Matthew Lambiase, our President and Chief Executive Officer, one of our directors and the Managing Director and Head of Business Development for Annaly and our Manager, is the son of one of Annaly’s directors, John A. Lambiase.  A. Alexandra Denahan, our Chief Financial Officer and Secretary and the Controller of Annaly and our Manager, is the sister of Wellington J. Denahan-Norris, the Vice Chairman of Annaly and Chief Investment Officer and Chief Operating Officer of Annaly and our Manager. James Zurovchak, Senior Vice President, Structured Products of FIDAC, is the son-in-law of Dennis Mahoney, one of our Directors.

Approval of Related Person Transactions

Our code of business conduct and ethics requires all of our personnel to be scrupulous in avoiding a conflict of interest with regard to our interests.  The code prohibits us from entering into a business relationship with an immediate family member or with a company that the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our board of directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  We review these questionnaires and, if we determine it necessary, discuss any reported transactions with the entire board of directors.  We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

In addition, we will not invest in any collateralized debt obligation or security structured or managed by our Manager or any of its affiliates unless the investment is approved in advance by a majority of our independent directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors:  Messrs. Abrams, Creagh, Donlin, Keenan, Mahoney and Reilly.  None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees of our Manager and its affiliates, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2010, concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under Incentive Plan (excluding previously issued)
Incentive Plan
approved by
stockholders	-	-	38,742,025

Incentive Plan not
approved by
stockholders	-	-	-
Total	-	-	38,742,025

REPORT OF THE AUDIT COMMITTEE

Since the consummation of our initial public offering, we have had an audit committee composed entirely of non-employee directors.  The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange.  The board of directors has determined that Mr. Abrams is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.  The Audit Committee met five times in 2010.  The audit committee has adopted a written charter outlining the practices it follows.  A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com.  Any changes in the charter or key practices will be reflected on our website.

During 2010, at each of our meetings, the audit committee met with the Chief Financial Officer and our independent registered public accounting firm.  The audit committee’s agenda is established by the audit committee’s chairman.  The audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and reviewed with our Chief Financial Officer and the independent registered public accounting firm, overall audit scope and plans, the results of external audit examination, evaluations by the independent registered public accounting firm of our internal controls and the quality of our financial reporting.

The audit committee has reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the audit committee asked for and received management’s representations that our audited financial statements have been prepared in conformity with GAAP, and have expressed to both management and registered public accounting firm their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent registered public accounting firm, the audit committee asks them to address, and discusses their responses to several questions that the audit committee believes are particularly relevant to its oversight. These questions include:

●
Are there any significant accounting judgments made by management in preparing the consolidated financial statements that would have been made differently had the registered public accounting firm themselves prepared and been responsible for the consolidated financial statements?

●
Based on the registered public accounting firm’s experience, and their knowledge of us, do our consolidated financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

●	Based on the registered public accounting firm’s experience, and their knowledge of us, have we implemented internal controls that are appropriate?

The audit committee believes that, by thus focusing its discussions with the independent registered public accounting firm, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The audit committee also discussed with the independent registered public accounting firm other matters required to be discussed by the registered public accounting firm with the audit committee under the standards of Public Company Accounting Oversight Board (United States) (required communication with the audit committee).  The audit committee received and discussed with the registered public accounting firm their annual written report on their independence from us and our management, which is made pursuant to applicable requirements of the Public Company Accounting Oversight Board, and considered with the registered public accounting firm whether the provision of non-audit services is compatible with the registered public accounting firm’s independence.

In performing all of these functions, the audit committee acts only in an oversight capacity and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for the consolidated financial statements and reports, and of the independent registered public accounting firm, who, in their reports, express an opinion on the conformity of our annual consolidated financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year end.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our board of directors, and our board of directors has approved, that the consolidated audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Mark Abrams, Chair
Gerard Creagh
Paul Donlin
Paul A. Keenan
Dennis M. Mahoney
John P. Reilly

PROPOSAL 2
APPROVAL OF A NON-BINDING ADVISORY VOTE
APPROVING EXECUTIVE COMPENSATION

General

Our board of directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters.  We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act.  The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

As discussed in the Compensation Discussion and Analysis beginning on page 19 of this proxy statement, our board of directors believes that our compensation program is directly linked to our principal business objective of generating income for our stockholders.  For example:

●
While we do not pay our named executive officers any cash compensation, our Compensation Committee may grant our named executive officers equity awards intended the align their interests with those of our stockholders, by allowing our named executive officers to share in the creation of value for our stockholders through stock appreciation and dividends.

●	These equity awards are generally subject to vesting requirements over a number of years, and are designed to promote the retention of management and to achieve strong performance for our company.

●	These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

For these reasons, the board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3
APPROVAL OF A NON-BINDING ADVISORY RESOLUTION
ON THE FREQUENCY OF STOCKHOLDER VOTING
ON OUR EXECUTIVE COMPENSATION

We are seeking a vote from stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years.  The option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.  We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act. The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

A vote that occurs every three years will permit stockholders to evaluate our executive compensation program against our long-term performance.  We believe that our compensation program is directly linked to our principal business objective of generating income for our stockholders.

We take a long-term view towards our performance, and therefore believe it is most appropriate for stockholders to express their views on our compensation program every three years.  In determining to recommend that the stockholders select a frequency of once every three years, our board of directors considered how an advisory vote at such frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, objectives and practices in the context of our long-term business results for such period, while avoiding overemphasis on short-term fluctuations in compensation and business results that could occur over shorter periods of time. An advisory vote occurring once every three years will also permit our stockholders to fully observe and evaluate the impact of any changes to our executive compensation philosophy and objectives which have occurred since the last advisory vote on executive compensation, including any changes in response to the outcome of a prior advisory vote on executive compensation.

If a stockholder has a concern about our compensation program and would like to contact us, our board of directors and our Compensation Committee may be contacted either individually or as a group at anytime as noted under “Communications with the board of directors” in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY THREE YEARS” FOR THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Deloitte & Touche LLP and its affiliated entities, or D&T, has served as our independent registered public accounting firm since our formation in June 2007. During this time, it has performed accounting and auditing  and tax services for us. We expect that representatives of D&T will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If the appointment of D&T is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.

Relationship with Independent Registered Public Accounting Firm

In addition to performing the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting in 2010, D&T provided audit-related services for us during 2010.  The aggregate fees billed for 2010 and 2009 for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees billed by D&T for audits and reviews of our 2010 financial statements were $656,625.  The aggregate fees for the audit of the Company’s internal control over financial reporting were $50,000 for 2010.  The aggregate fees billed by D&T for audits and reviews of our 2009 financial statements were $523,900.   The aggregate fees for the audit of the Company’s internal control over financial reporting were $55,000 for 2009.

Audit-Related Fees:  The aggregate fees billed by D&T for audit-related services during 2010 were $121,000.  The audit-related services in 2010 principally included due diligence and accounting consultation relating to our secondary public offerings.   The aggregate fees billed by D&T for audit-related services during 2009 were $92,000.  The audit-related services in 2009 principally included due diligence and accounting consultation relating to our secondary public offerings.

Tax Fees:  The aggregate fees billed by D&T for tax services for 2010 were $108,790.  The aggregate fees billed by D&T for tax services for 2009 were $80,262.

All Other Fees:  D&T did not perform any other kinds of services for us during 2010 or 2009, and we did not pay D&T any additional fees.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by D&T.  Specifically, the audit committee pre-approved the use of D&T for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request D&T to undertake to provide assurances on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services which we would obtain from D&T, and required management to report the specific engagements to the audit committee on a quarterly basis, and also obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to D&T during the then current fiscal year.  Our audit committee approved the hiring of D&T to provide all of the services detailed above prior to D&T’s engagement.  None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis except as follows:  (1)Due to administrative errors, a form 4 relating to a purchase of shares of our common stock by Mr. Donlin was not filed on a timely basis; and (2) the stock awards made to our non-employee directors Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan, Dennis M. Mahoney and John P. Reilly on December 31, 2010 and the payment of fees in shares of our common stock as opposed to cash to our non-employee directors Mark Abrams, Gerard Creagh, Paul Donlin, Paul A. Keenan and John P. Reilly on December 31, 2010 were each reported form 5 as opposed to on form 4 on a timely basis.

ACCESS TO FORM 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 30, 2011, a copy of our annual report on   Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.  You should address your request to Investor Relations, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Financial Information/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2012 Annual Meeting of Stockholders and have the proposal included in our proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 17, 2011.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.  Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2012 Annual Meeting of Stockholders must notify us in writing of such proposal by December 17, 2011, but in no event earlier than November 17, 2011.

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 1211 Avenue of the Americas, Suite 2902, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting
instructions and for electronic delivery of
information up until 11:59 P.M. Eastern Time
the day before the cut-off date or meeting
date. Have your proxy card in hand when you
access the web site and follow the
instructions to obtain your records and to
create an electronic voting instruction form.

CHIMERA INVESTMENT CORPORATION.	Electronic Delivery of Future PROXY MATERIALS
ATTN: A. ALEXANDRA DENAHAN	If you would like to reduce the costs incurred
1211 AVE. OF THE AMERICAS, SUITE 2902	by our company in mailing proxy materials, you
NEW YORK, NY 10036	can consent to receiving all future proxy
statements, proxy cards and annual reports
________________________	electronically via e-mail or the Internet. To
sign up for electronic delivery, please follow
Investor Address Line 1	the instructions above to vote using the
Investor Address Line 2	Internet and, when prompted, indicate that you
Investor Address Line 3	agree to receive or access proxy materials
Investor Address Line 4	electronically in future years.
Investor Address Line 5
John Sample	VOTE BY PHONE - 1-800-690-6903
1234 ANYWHERE STREET	Use any touch-tone telephone to transmit your
ANY CITY, ON A1A 1A1	voting instructions up until 11:59 P.M. Eastern
Time the day before the cut-off date or meeting
________________________	date. Have your proxy card in hand when you call
and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return
it in the postage-paid envelope we have provided
or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # ---->	000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
________________________

	PAGE 1 OF 2
	__________________________________

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: |X|

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote
	All	All	Except	for any individual nominee(s),
The Board of Directors recommends that you				write the number(s) of the
vote FOR the following:				mark "For All Except" and
1. Election of Directors	[ ]	[ ]	[ ]	nominee(s) on the line below.
________________________

Nominees

01 Paul Donlin	02 Mark Abrams	03 Gerard Creagh

The Board of Directors recommends you vote FOR the following proposal:

2. A proposal to approve a non-binding advisory	For	Against	Abstain
resolution on our executive compensation.	[ ]	[ ]	[ ]

The board of directors recommends you vote 3 YEARS on the following:

3. A recommendation, by a non-binding advisory vote, for the	1 year	2 years	3 years	Abstain
frequency of advisory votes on our executive compensation.	[ ]	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of the appointment of Deloitte & Touche LLP as independent	For	Against	Abstain
registered public accounting firm for the Company for the 2011 fiscal year.	[ ]	[ ]	[ ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

________________________
Investor Address Line 1
	Yes No	Investor Address Line 2
Please indicate if you plan to attend this meeting	[ ] [ ]	Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
Chimera Investment Corporation	________________________

_______________________________________	___________________________	SHARES
CUSIP #
_______________________________________	___________________________	SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date JOB#	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 26, 2011

Revoking all prior proxies, the undersigned hereby appoints Matthew Lambiase and A. Alexandra Denahan, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Chimera Investment Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, commencing at 11:00 a.m., New York time, on Thursday May 26, 2011, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents  or their substitutes may lawfully do in place of the undersigned as indicated below.

Continued and to be signed on reverse side